As filed with the Securities and Exchange Commission on September 23, 2011

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

CROSSROADS SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	74-2846643
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

11000 North Mo-Pac Expressway Austin, Texas	78759
(Address of Principal Executive Offices)	(Zip Code)

Crossroads Systems, Inc. 1999 Stock Incentive Plan
Crossroads Systems, Inc. 2010 Stock Incentive Plan

(Full title of the plan)

Robert C. Sims
President and Chief Executive Officer
11000 North Mo-Pac Expressway
Austin, Texas 78759

(Name and address of agent for service)

(512) 349-0300

(Telephone number, including area code, of agent for service)

with copies to:

Douglas M. Berman
Hunton & Williams LLP
1445 Ross Avenue, Suite 3700
Dallas, Texas 75202
(214) 979-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer ☐	Accelerated Filer ☐
Non-Accelerated Filer ☐ (Do not check if a smaller reporting company)	Smaller Reporting Company ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)(3)	Amount of registration fee
Common Stock, par value $0.001 per share, including attached preferred share purchase rights(3)	3,951,513	$5.55	$21,930,897	$2,547

(1)	Represents 1,221,064 shares of the registrant’s common stock offered pursuant to the Crossroads Systems, Inc. 1999 Stock Incentive Plan (the “1999 Plan”) and 2,730,449 shares of the registrant’s common stock offered pursuant to the Crossroads Systems, Inc. 2010 Stock Incentive Plan (together with the 1999 Plan, the “Plans”). In accordance with Rule 416(a) under the Securities Act, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued pursuant to the Plans to prevent dilution from stock splits, stock dividends, recapitalizations or similar transactions.
(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act based upon the average of the high and low sale prices of such common stock as reported on the NASDAQ Capital Market on September 21, 2011.
(3)	Each share of common stock registered hereunder will include an attached preferred share purchase right. Until the occurrence of certain prescribed events, none of which has occurred, the preferred share purchase rights will not be exercisable and may be transferred only with the common stock. No separate consideration will be payable for the preferred share purchase rights.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*	Information required by Part I to be contained in Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, and Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents By Reference.

The following documents are hereby incorporated by reference in this Registration Statement:

(a)  The Registrant’s prospectus filed with the Commission on September 14, 2011 pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the Registration Statement on Form S-1, as amended (File No. 333-172792), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed; and

(b)  the description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A filed on August 24, 2011, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents (but this shall not include any document that is deemed “furnished” to rather than “filed” with the Securities and Exchange Commission). Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant’s certificate of incorporation and bylaws contain provisions relating to the limitation of liability and indemnification of directors and officers. The Registrant’s certificate of incorporation provides that a director will not be personally liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to the registrant or its stockholders;
•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law (the “DGCL”); or
•	for any transaction from which the director derived any improper personal benefit.

The registrant’s certificate of incorporation also provides that if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of its directors will be eliminated or limited to the fullest extent permitted by the DGCL.

The Registrant’s bylaws provide that it will indemnify its directors and officers to the fullest extent not prohibited by the DGCL; provided, however, that it may limit the extent of such indemnification by individual contracts with its directors and executive officers; and provided, further, that it is not required to indemnify any director or executive officer in connection with any proceeding (or part thereof) initiated by such person or any proceeding by such person against the Registrant or its directors, officers, employees or other agents unless:

•	such indemnification is expressly required to be made by law;
•	the proceeding was authorized by the board of directors; or
•	such indemnification is provided by the Registrant, in its sole discretion, pursuant to the powers vested in the Registrant under the DGCL.

The Registrant’s bylaws provide that it shall advance, prior to the final disposition of any proceeding, promptly following request therefor, all expenses by any director or executive officer in connection with any such proceeding upon receipt of any undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to e indemnified under Article XI of its bylaws or otherwise. Notwithstanding the foregoing, unless otherwise determined, no advance shall be made by the Registrant if a determination is reasonably and promptly made by the board of directors by a majority vote of a quorum of directors who were not parties to the proceeding, or if such a quorum is not obtainable, or even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the Registrant’s best interests.

The Registrant’s bylaws also authorize it to purchase insurance on behalf of any person required or permitted to be indemnified pursuant to Article XI of its bylaws.

Section 145(a) of the DGCL authorizes a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The DGCL also provides that indemnification under Section 145(d) can only be made upon a determination that indemnification of the present or former director, officer or employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 145(a) and (b).

Section 145(g) of the DGCL also empowers a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide for eliminating or limiting the personal liability of one of its directors for any monetary damages related to a breach of fiduciary duty as a director, as long as the corporation does not eliminate or limit the liability of a director for acts or omissions which (1) which breached the director’s duty of loyalty to the corporation or its stockholders, (2) which were not in good faith or which involve intentional misconduct or knowing violation of law, (3) under Section 174 of the DGCL; or (4) from which the director derived an improper personal benefit.

The Registrant has obtained directors’ and officers’ insurance to cover its directors and officers for certain liabilities.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description
4.1	Sixth Amended and Restated Certificate of Incorporation of the Registrant, as amended (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-172792) filed on March 11, 2011)
4.1.1	Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-172792) filed on March 11, 2011)
4.1.2	Amendment No. 1 to Bylaws of the Registrant (incorporated by reference to Exhibit 3.2.1 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-172792) filed on March 11, 2011)
4.1.3	Amendment No. 2 to Bylaws of the Registrant (incorporated by reference to Exhibit 3.2.2 to Amendment No. 4 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-172792) filed on August 9, 2011)
4.2	Rights Agreement dated as of August 21, 2002 (incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-172792) filed on March 11, 2011)
4.3*	Crossroads Systems, Inc. 1999 Stock Incentive Plan
4.4	Crossroads Systems, Inc. 2010 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-172792) filed on March 11, 2011)
5.1*	Opinion of Hunton & Williams LLP
23.1*	Consent Hunton & Williams LLP (filed as part of Exhibit 5.1)
23.2*	Consent of PMB Helin Donovan, LLP
24.1*	Powers of Attorney (included on the signature page hereto)

*	Filed herewith.

Item 9. Undertakings.

(a)  The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(l)(i) and (a)(l)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on September 23, 2011.

CROSSROADS SYSTEMS, INC.
By: /s/ Robert C. Sims Robert C. Sims President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert C. Sims and Jennifer Crane, and each or either one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Don Pearce Don Pearce	Director, Chairman of the Board of Directors	September 22, 2011
/s/ Robert C. Sims Robert C. Sims	Director, President and Chief Executive Officer (Principal Executive Officer)	September 23, 2011
/s/ Jennifer Ray Crane Jennifer Ray Crane	Chief Financial Officer (Principal Accounting Officer)	September 23, 2011
/s/ Elliott Brackett Elliott Brackett	Director	September 22, 2011
Joseph J. Hartnett	Director
/s/ Steven Ledger Steven Ledger	Director	September 21, 2011

EXHIBIT INDEX

Exhibit No.	Description
4.1	Sixth Amended and Restated Certificate of Incorporation of the Registrant, as amended (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-172792) filed on March 11, 2011)
4.1.1	Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-172792) filed on March 11, 2011)
4.1.2	Amendment No. 1 to Bylaws of the Registrant (incorporated by reference to Exhibit 3.2.1 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-172792) filed on March 11, 2011)
4.1.3	Amendment No. 2 to Bylaws of the Registrant (incorporated by reference to Exhibit 3.2.2 to Amendment No. 4 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-172792) filed on August 9, 2011)
4.2	Rights Agreement dated as of August 21, 2002 (incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-172792) filed on March 11, 2011)
4.3*	Crossroads Systems, Inc. 1999 Stock Incentive Plan
4.4	Crossroads Systems, Inc. 2010 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-172792) filed on March 11, 2011)
5.1*	Opinion of Hunton & Williams LLP
23.1*	Consent Hunton & Williams LLP (filed as part of Exhibit 5.1)
23.2*	Consent of PMB Helin Donovan, LLP
24.1*	Powers of Attorney (included on the signature page hereto)

*	Filed herewith.